UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2010

NetSuite Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2955 Campus Drive, Suite 100 San Mateo, California	94403-2511
(Address of principal executive offices)	(Zip Code)

(650) 627-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2010, the Compensation Committee of the Board of Directors determined that it was in the best interests of the Company to amend the 2010 performance based cash incentive program for the Company’s executive officers to drive performance of three key corporate financial metrics and better align officer incentives with stockholder interests in achieving long term stockholder value. Under the incentive program, as amended, 75% of the total payments for 2010 at target are based on achievement of quarterly revenue targets, net income/(loss) targets, and operating cash flow targets, with weighting among such metrics as noted below; and 25% of the total payments for each officer for 2010 at target are based on a qualitative assessment of the applicable officer’s individual performance.

Executive Officer	Revenue	Net Income/ (Loss)	Operating Cash Flow
Zachary Nelson	60%	20%	20%
Evan M. Goldberg	60%	20%	20%
James McGeever	60%	20%	20%
James Ramsey	60%	20%	20%
Timothy Dilley	60%	20%	20%

Under this performance based cash incentive program, payments for each individual quarterly corporate financial metric are capped at 150% of target, and payments based on individual performance are capped at 100% of target.

The revisions shall apply for all performance based cash incentive payments to the executive officers for calendar year 2010. The performance based cash incentives for the executive officers for the first quarter of 2010 would have been higher under the original 2010 performance based cash incentive program than they will be under the revised 2010 performance based cash incentive program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2010

NETSUITE INC.

By:	/S/ DOUGLAS P. SOLOMON
Douglas P. Solomon
SVP, General Counsel & Secretary

2